Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

FOR IMMEDIATE RELEASE
Thursday, January 28, 2010

Media General Reports Fourth-Quarter 2009 Results

RICHMOND, Va. – Media General, Inc. (NYSE: MEG) today reported net income for the fourth quarter of 2009 of $27.4 million, or $1.18 per diluted share, compared with a net loss of $85.5 million, or $3.86 per diluted share, in the 2008 fourth quarter.  Income from continuing operations before income taxes, and adjusted for severance and impairment in both years, increased 40 percent to $22.9 million, compared with $16.4 million in the 2008 fourth quarter.

“Media General’s fourth-quarter results improved year-over-year and sequentially from the third quarter of 2009.  Total revenues in the fourth quarter decreased 14 percent, a sequential improvement from an 18 percent decrease in the third quarter of 2009.  In addition, the 2009 quarter included only $3.7 million of Political revenues, compared with $23.4 million in the 2008 fourth quarter.  Advertising sales strengthened as the quarter unfolded.  In the month of December, total revenues were essentially even with December 2008,” said Marshall N. Morton, president and chief executive officer.

“Total operating expenses decreased 22 percent in the fourth quarter, which reflected the aggressive cost-cutting actions we implemented during the recession.  We had nearly 900 fewer employees at the end of 2009 compared with 2008 year-end, and we implemented a five-day furlough program in the 2009 fourth quarter.  Newsprint expense in the fourth quarter declined 57 percent, reflecting both lower prices and lower consumption,” said Mr. Morton.

Publishing revenues in the fourth quarter decreased 14 percent from the prior year, an improvement from an 18.5 percent decline in the third quarter of 2009.  Partially offsetting a decline in local, national and classified revenues were higher circulation revenues and higher printing and distribution revenues.

Broadcast revenues in the fourth quarter declined 17 percent, which was entirely a reflection of lower Political revenues in the current period.

Digital Media revenues in the fourth quarter increased 11 percent from the prior year.  Local and National digital revenues increased 28 percent and 20 percent, respectively, from a year ago.  Unique visitors increased 43 percent in the fourth quarter, reflecting in part the benefit of our Yahoo! partnership that uses the company’s local headlines on Yahoo! pages and drives their audience to our Web sites.

Market Segments

Virginia/Tennessee segment profits in the fourth quarter increased 67.2 percent from a year ago to $15.6 million.  Segment expenses decreased 20.5 percent and offset a 6.3 percent decline in revenues.  The segment benefited from a 31 percent increase in Political spending at its two television stations, generated by the Virginia gubernatorial election and issues advertising related to health care reform.  Increased circulation revenues and printing and distribution revenues partially offset declines in Local and National advertising.

Florida segment profits were $6.6 million, compared with a loss of $960,000 in the prior year.  Expenses decreased 31 percent from the prior year and offset a 16 percent decline in total revenues.  Political revenues in this segment in 2009 were $226,000 compared with $3.5 million in 2008.  WFLA generated higher Local and National advertising.  A decline in total advertising in the segment was partially offset by increases in circulation, syndication, and printing and distribution revenues.

(1 of 8)

Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

Mid-South segment profits were $8.7 million, a 14.5 percent increase from the prior year.  Revenues declined 11.8 percent, while expenses decreased 18 percent.  Political revenues in this segment in 2009 were $391,000 compared with $5.8 million in 2008.  Local revenues declined 2.7 percent and Classified revenues decreased 7.3 percent.

North Carolina segment profits were $3.4 million, a 26.6 percent decrease from the fourth quarter a year ago.  Revenues decreased 25.6 percent, and expenses declined 25.3 percent.  Political revenues in this segment in 2009 were $203,000, compared with $4.3 million in 2008.  This segment’s Local and Classified revenues were lower than other segments, due, in part, to Local advertiser cutbacks in the two larger markets of Winston-Salem and Raleigh.  Higher circulation and distribution revenues partially offset the advertising declines.

Ohio/Rhode Island segment profits were $5.3 million, a 23.7 percent decrease from last year.  Total revenues were $14.6 million, a 24.7 percent decrease, and operating expenses decreased 26.2 percent.  Political revenues in this segment in 2009 were $1.2 million compared with $7.9 million in 2008.  The company’s Rhode Island television station benefited from Political spending for the recent Massachusetts Senate race.  National advertising increased 27 percent, and Local spending decreased 2.4 percent in this segment.

The Advertising Services and Other segment profits of $1.7 million increased 65 percent from last year.  Most of the improvement was generated by DealTaker.com, the company’s shopping and coupon Web site.  DealTaker.com’s revenues increased 37 percent, reflecting increased traffic and visitors buying from merchant sites, driven by strong marketing and sales initiatives for the December holidays.

Other results

Interest expense of $10.3 million was approximately 4 percent lower than the prior year, due primarily to lower average debt levels.  Acquisition intangibles amortization decreased 41.3 percent, as certain intangible assets were written down as part of previous impairment charges.  Corporate expense declined 15.4 percent, reflecting cost containment actions and furlough days.

Debt at the end of 2009 was $712 million, compared with $730 million at the end of 2008.

The company recognized a tax benefit in the fourth quarter that came about as a result of a change in federal tax law that allows the company to carry back its 2009 loss into years in which it paid income taxes.  The amount of the tax benefit is approximately $25 million, and a receivable has been established.  The cash is expected in the middle of 2010, and the company will use this tax refund for debt reduction.

The effective tax rate on income or loss from continuing operations was a negative 4.5 percent for the fourth quarter and 39 percent for the full year.  This unusual relationship of tax benefit to pre-tax income for the quarter is due primarily to the NOL carry back benefit as well as limitations imposed by the intra period tax allocation rules.

EBITDA (income (loss) from continuing operations before interest, taxes, depreciation and amortization) was $46.7 million in the fourth quarter of 2009, compared with a loss of $92 million in the 2008 period, which included an impairment charge.  After-Tax Cash Flow, excluding non-cash items, was $32.6 million, compared with $22.1 million in the prior year’s quarter.  Capital expenditures in the fourth quarter of 2009 were $6.8 million, compared with $12.3 million in the prior-year period.  Free Cash Flow (After-Tax Cash Flow minus capital expenditures) was $25.8 million, compared with $9.9 million in the prior-year period.

Media General provides the non-GAAP financial metrics EBITDA from continuing operations, After-Tax Cash Flow, Free Cash Flow and Income from continuing operations before income taxes, adjusted for severance and impairment.  The company believes these metrics are useful in evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies.  These groups use EBITDA, along with other measures, to evaluate a company’s ability to service its debt requirements and to estimate the value of the company.  A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

(2 of 8)

Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

Outlook

“Media General will continue to build on the strength of its reorganized market-based structure, which is enabling us to accelerate our digital strategy, engage more employees in innovation, and get to market faster with customer-focused solutions.  Our lower cost base going into 2010 provides us with significant flexibility.  In 2010, we will benefit from an improving economy, revenues from the Winter Olympics on our eight NBC stations, and Political revenues, which we estimate will be approximately $42 million across all our markets for the year.  For the full year, we expect our total revenues to increase in the mid-single digits.  Total operating expenses are expected to increase in the mid-single digits, in part because we are not planning a furlough program in 2010.  Our current budget estimates free cash flow of approximately $48-50 million for the year,” Mr. Morton said.

Conference Call, Webcast and Financial Statements

The company will hold a conference call with financial analysts today at 2 p.m. ET.  The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast.  To dial in to the call, listeners may call 1-800-659-2037 about 10 minutes prior to the 2 p.m. start.  The participant passcode is “Media General.”  Listeners may also access the live Webcast by logging on to www.mediageneral.com and clicking on the “Live Webcast” link on the homepage about 10 minutes in advance.  A replay of the Webcast will be available online at www.mediageneral.com beginning at 5 p.m. today.  A telephone replay is also available, beginning at 5 p.m. today and ending at 5 p.m. on February 4, 2010, by dialing 888-286-8010 or 617-801-6888, and using the passcode 72291164.  The company will issue its audited Financial Statements for the three-years ended December 27, 2009, on the home page of Web site following the market close today.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission.  Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a leading provider of news, information and entertainment across multiple media platforms, serving consumers and advertisers in strong local markets, primarily in the Southeastern United States.  Media General’s operations are organized in five geographic market segments and a sixth segment that includes the company’s interactive advertising services and certain other operations.  The company’s operations include 18 network-affiliated television stations and their associated Web sites, three metropolitan and 20 community newspapers and their associated Web sites, more than 200 specialty publications that include weekly newspapers and niche publications targeted to various demographic, geographic and topical communities of interest.  Many of the company’s specialty publications have associated Web sites.  Media General additionally operates three interactive advertising services companies:  Blockdot, which specializes in interactive entertainment and advergaming technologies; DealTaker.com, a coupon and shopping Web site; and NetInformer, a leading provider of wireless media and mobile marketing services.

Investor Contact:	Media Contact:
Lou Anne Nabhan	Ray Kozakewicz
(804) 649-6103	(804) 649-6748

(3 of 8)

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending		Fifty-Two Weeks Ending
	December 27,	December 28,	December 27,	December 28,
(Unaudited, in thousands except per share amounts)	2009	2008	2009	2008

Revenues
Publishing	$94,367	$109,529	$357,502	$436,870
Broadcast	71,616	86,632	258,967	322,106
Digital media and other	11,101	10,038	41,143	38,399
Total revenues	177,084	206,199	657,612	797,375

Operating costs:
Employee compensation	70,322	90,820	300,439	380,434
Production	34,472	48,171	154,785	193,034
Selling, general and administrative	25,905	29,404	94,031	111,549
Depreciation and amortization	13,923	17,268	59,178	71,464
Goodwill and other asset impairment	—	130,383	84,220	908,701
Gain on insurance recovery	—	—	(1,915)	(3,250)
Total operating costs	144,622	316,046	690,738	1,661,932

Operating income (loss)	32,462	(109,847)	(33,126)	(864,557)

Other income (expense):
Interest expense	(10,260)	(10,650)	(41,978)	(43,449)
Impairment of and income (loss) on investments	—	167	701	(4,419)
Other, net	351	217	972	979
Total other expense	(9,909)	(10,266)	(40,305)	(46,889)

Income (loss) from continuing operations before income taxes	22,553	(120,113)	(73,431)	(911,446)

Income tax benefit	(1,013)	(34,393)	(28,638)	(288,191)

Income (loss) from continuing operations	23,566	(85,720)	(44,793)	(623,255)
Discontinued operations:
Income from discontinued operations (net of tax)	59	186	155	2,701
Income (loss) related to divestiture of operations (net of tax)	3,737	—	8,873	(11,300)
Net income (loss)	$27,362	$(85,534)	$(35,765)	$(631,854)

Net income (loss) per common share:
Income (loss) from continuing operations	$1.02	$(3.87)	$(2.01)	$(28.21)
Discontinued operations	0.17	0.01	0.40	(0.39)
Net income (loss)	$1.19	$(3.86)	$(1.61)	$(28.60)

Net income (loss) per common share - assuming dilution:
Income (loss) from continuing operations	$1.01	$(3.87)	$(2.01)	$(28.21)
Discontinued operations	0.17	0.01	0.40	(0.39)
Net income (loss)	$1.18	$(3.86)	$(1.61)	$(28.60)

Weighted-average common shares outstanding:
Basic	22,273	22,166	22,245	22,113
Diluted	22,439	22,166	22,245	22,113

(4 of 8)

Media General, Inc.
BUSINESS SEGMENTS

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Quarter ended in December 27, 2009
Virginia/Tennessee	$53,882	$(3,282)	$15,611
Florida	41,847	(1,845)	6,575
Mid-South	39,369	(3,274)	8,684
North Carolina	21,160	(1,707)	3,364
Ohio/Rhode Island	14,598	(830)	5,270
Advertising Services & Other	6,720	(227)	1,685
Eliminations	(492)	-	-
			41,189
Unallocated amounts:
Acquisition intangibles amortization		(1,703)	(1,703)
Corporate expense		(1,055)	(7,053)
	$177,084	$(13,923)

Interest expense			(10,260)
Other			380

Consolidated income from continuing operations before income taxes			$22,553

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Quarter ended in December 28, 2008
Virginia/Tennessee	$57,493	$(3,709)	$9,338
Florida	49,820	(2,507)	(960)
Mid-South	44,648	(3,720)	7,584
North Carolina	28,425	(2,035)	4,586
Ohio/Rhode Island	19,378	(784)	6,907
Advertising Services & Other	7,375	(209)	1,021
Eliminations	(940)	2	(113)
			28,363
Unallocated amounts:
Acquisition intangibles amortization		(2,902)	(2,902)
Corporate expense		(1,404)	(8,338)
	$206,199	$(17,268)

Interest expense			(10,650)
Impairment of and income (loss) on investments			167
Goodwill and other asset impairment			(130,383)
Other			3,630

Consolidated loss from continuing operations before income taxes			$(120,113)

(5 of 8)

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Twelve months ended in December 27, 2009
Virginia/Tennessee	$199,290	$(13,807)	$39,644
Florida	158,232	(8,111)	4,262
Mid-South	145,621	(13,426)	21,201
North Carolina	78,762	(6,801)	4,719
Ohio/Rhode Island	50,613	(3,371)	10,514
Advertising Services & Other	26,683	(884)	4,579
Eliminations	(1,589)	2	(46)
			84,873
Unallocated amounts:
Acquisition intangibles amortization		(7,064)	(7,064)
Corporate expense		(5,716)	(27,067)
	$657,612	$(59,178)

Interest expense			(41,978)
Impairment of and income (loss) on investments			701
Gain on insurance recovery			1,915
Goodwill and other asset impairment			(84,220)
Other			(591)

Consolidated loss from continuing operations before income taxes			$(73,431)

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Twelve months ended in December 28, 2008
Virginia/Tennessee	$232,465	$(15,244)	$40,609
Florida	201,291	(9,905)	(1,467)
Mid-South	171,531	(14,836)	24,967
North Carolina	105,372	(7,371)	11,642
Ohio/Rhode Island	62,921	(3,869)	13,949
Advertising Services & Other	26,647	(796)	1,495
Eliminations	(2,852)	10	(1,113)
			90,082
Unallocated amounts:
Acquisition intangibles amortization		(13,670)	(13,670)
Corporate expense		(5,783)	(38,504)
	$797,375	$(71,464)

Interest expense			(43,449)
Impairment of and income (loss) on investments			(4,419)
Gain on insurance recovery			3,250
Goodwill and other asset impairment			(908,701)
Other			3,965

Consolidated loss from continuing operations before income taxes			$(911,446)

(6 of 8)

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	December 27,	December 28,
(Unaudited, in thousands)	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$33,232	$7,142
Accounts receivable - net	104,405	102,174
Inventories	6,632	12,035
Other	60,786	38,849
Assets of discontinued operations	-	12,402
Total current assets	205,055	172,602

Other assets	34,177	41,287

Property, plant and equipment - net	421,208	453,627

FCC licenses and other intangibles - net	575,608	666,736

Total assets	$1,236,048	$1,334,252

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$26,398	$41,365
Accrued expenses and other liabilities	72,174	86,291
Liabilities of discontinued operations	-	3,053
Total current liabilities	98,572	130,709
	.
Long-term debt	711,909	730,049

Deferred income taxes	7,233	-

Other liabilities and deferred credits	226,083	318,267

Stockholders' equity	192,251	155,227

Total liabilities and stockholders' equity	$1,236,048	$1,334,252

(7 of 8)

Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow

	Thirteen Weeks Ending		Fifty-Two Weeks Ending
	December 27,	December 28,	December 27,	December 28,
(Unaudited, in thousands)	2009	2008	2009	2008

Income (loss) from continuing operations	$23,566	$(85,720)	$(44,793)	$(623,255)
Interest	10,260	10,650	41,978	43,449
Taxes	(1,013)	(34,393)	(28,638)	(288,191)
Depreciation and amortization	13,923	17,268	59,178	71,464

EBITDA from continuing operations	$46,736	$(92,195)	$27,725	$(796,533)

Income (loss) from continuing operations	$23,566	$(85,720)	$(44,793)	$(623,255)
Non-cash impairment charge, net of tax adjustments	(11,375)	83,054	51,374	615,137
Non-cash tax valuation allowance	6,529	7,527	6,529	7,527
Depreciation and amortization	13,923	17,268	59,178	71,464

After-tax cash flow excluding non-cash items	$32,643	$22,129	$72,288	$70,873

After-tax cash flow	$32,643	$22,129	$72,288	$70,873
Capital expenditures	6,828	12,274	18,453	31,517

Free cash flow excluding non-cash items	$25,815	$9,855	$53,835	$39,356

Media General, Inc.
Income from continuing operations before income taxes, adjusted for severance and impairment

	Thirteen Weeks Ending
	December 27,	December 28,
(Unaudited, in thousands)	2009	2008

Income (loss) from continuing operations, before income taxes	$22,553	$(120,113)
Severance	345	6,105
Non-cash impairment charge	-	130,383

Income from cont. ops. before income taxes, adjusted for severance and impairment	$22,898	$16,375

(8 of 8)